Exhibit 99.1  Press release dated October 30, 2008.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER EARNINGS

Pleasanton, CA – Simpson Manufacturing Co., Inc. (the “Company”) announced today that its third quarter 2008 net sales increased 1.2% to $219.8 million as compared to net sales of $217.3 million for the third quarter of 2007. Net income increased 3.2% to $23.4 million for the third quarter of 2008 as compared to net income of $22.6 million for the third quarter of 2007. Diluted net income per common share was $0.48 for the third quarter of 2008 as compared to $0.46 for the third quarter of 2007. In the first nine months of 2008, net sales decreased 5.4% to $606.7 million as compared to net sales of $641.7 million for the first nine months of 2007. Net income decreased 23.7% to $52.1 million for the first nine months of 2008 as compared to net income of $68.3 million for the first nine months of 2007. Diluted net income per common share was $1.06 for the first nine months of 2008 as compared to $1.40 for the first nine months of 2007.

In the third quarter of 2008, sales declined throughout the United States, with the exception of the northeastern and midwestern regions of the country. California and the western states had the largest decrease in sales. Sales during the quarter in continental Europe increased significantly, partly as a result of the two acquisitions there in 2008. Sales in Canada also increased, while sales were down in the United Kingdom. Simpson Strong-Tie’s third quarter sales decreased 2.1% from the same quarter last year, while Simpson Dura-Vent’s sales increased 32.5%. Simpson Strong-Tie’s sales to contractor distributors and dealer distributors had the largest percentage rate decrease, and sales to home centers increased slightly. Reflecting the deterioration of construction markets and economic conditions generally, sales decreased across most of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of the Swan Secure product line, acquired in July 2007, increased significantly and Anchor Systems sales benefited from the acquisition of the Liebig companies in April 2008. Sales of Simpson Dura-Vent’s pellet vent, chimney, special gas vent and relining products increased. The increase in special gas vent products and a significant component of the increase in relining products resulted from the acquisition of Protech Systems, Inc. in June 2008. Sales of its Direct-Vent and gas vent product lines decreased as a result of several factors, including the continuing weakness in new home construction.

Income from operations increased 4.7% from $35.5 million in the third quarter of 2007 to $37.2 million in the third quarter of 2008. Gross margins increased from 37.4% in the third quarter of 2007 to 40.8% in the third quarter of 2008. The increase in gross margins was primarily due to lower manufacturing and fixed overhead costs, partly offset by higher distribution costs. Depending on future economic conditions, the Company’s margins could deteriorate as a result of higher manufacturing and fixed overhead costs. The steel market continues to be dynamic with a high degree of uncertainty. Steel prices have declined somewhat since July 2008, but the Company believes that they may increase again in the near future. Since December 31, 2007, the Company’s total inventories have increased 15.3%, primarily as a result of higher cost of steel. If steel prices increase above current levels and the Company is not able to increase its prices sufficiently, the Company’s margins could again deteriorate.

Research and development expenses increased 13.5% from $5.0 million in the third quarter of 2007 to $5.7 million in the third quarter of 2008. This increase was primarily due to a $0.8 million increase in expenses related to additional personnel in the acquisitions during 2008. Selling expenses increased 16.7% from $18.3 million in the third quarter of 2007 to $21.3 million in the third quarter of 2008. The increase resulted from a $3.0 million increase in expenses associated with additional sales and marketing personnel, including those at businesses acquired since July 2007 and those in Asia. General and administrative expenses increased 11.2% from $23.0 million in the third quarter of 2007 to $25.6 million in the third quarter of 2008. The increase was primarily the result of increased professional service costs of $1.2 million, which included costs associated with potential acquisitions that were not pursued, an increase in the provision for bad debt of $0.8 million and higher amortization expense of $0.2 million, primarily related to intangible assets acquired since July 2007. The effective tax rate was 38.1% in the third quarter of 2008, down from 38.5% in the third quarter of 2007.

In the first nine months of 2008, sales declined throughout the United States, with the exception of the northeastern region of the country. California and the western states had the largest decrease in sales. Sales during the period in continental Europe and in Canada increased significantly, while sales were down in the United Kingdom. Simpson Strong-Tie’s first nine months sales decreased 6.7% from the first nine months of last year, while Simpson Dura-Vent’s sales increased 10.1%. Simpson Strong-Tie’s sales to contractor distributors had the largest percentage rate decrease and sales to dealer distributors and home centers also decreased. Reflecting the deterioration of construction markets and economic conditions generally, sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of the Swan Secure product line accounted for approximately 4.8% of Simpson Strong-Tie’s first nine months’ sales in 2008 and Anchor Systems sales benefited from the acquisition of the Liebig companies. Sales of Simpson Dura-Vent’s pellet vent, chimney, special gas vent and relining products increased. Sales of its Direct-Vent and gas vent product lines decreased as a result of several factors, including the continuing weakness in new home construction.

Income from operations decreased 21.5% from $105.7 million for the first nine months of 2007 to $83.0 million for the first nine months of 2008. Gross margins decreased from 38.4% for the first nine months of 2007 to 37.9% for the first nine months of 2008. The decrease in gross margins was due primarily to higher distribution costs, partly offset by lower manufacturing costs.

Selling expenses increased 12.0% from $56.5 million in the first nine months of 2007 to $63.3 million in the first nine months of 2008. The increase was driven primarily by an $8.1 million increase in expenses associated with sales and marketing personnel, including those at businesses acquired since July 2007. This increase was partly offset by decreases in donations of $0.5 million, primarily related to the gift made in the second quarter of 2007 to Habitat for Humanity International, Inc., professional services expenses of $0.3 million and promotional expenses of $0.3 million. General and administrative expenses decreased 2.5% from $69.0 million in the first nine months of 2007 to $67.2 million in the first nine months of 2008. The major components of the decrease were decreases in cash profit sharing of $11.3 million, resulting primarily from decreased operating profit, partly offset by increases in administrative personnel expenses of $6.5 million, including those at businesses acquired since July 2007, higher amortization expense of $1.3 million and increased legal and professional service expenses of $1.8 million. The effective tax rate was 38.9% in the first nine months of 2008, up from 37.9% in the first nine months of 2007. The increase in the effective tax rate was caused by many factors, including a decrease in tax-exempt interest income and the expiration of the federal research and development tax credit in 2008 which was not renewed until the fourth quarter of 2008.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, October 31, 2008, at 6:00 am Pacific Time. To participate, callers may dial 800-862-9098. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and nine months ended September 30, 2008 and 2007 (unaudited), are as follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(Amounts in thousands, except per share data)	2008	2007	2008	2007
Net sales	$219,823	$217,265	$606,742	$641,707
Cost of sales	130,143	136,055	376,939	395,512
Gross profit	89,680	81,210	229,803	246,195

Research and development and engineering expenses	5,662	4,987	16,375	15,710
Selling expenses	21,323	18,271	63,264	56,478
General and administrative expenses	25,555	22,991	67,213	68,967
Loss (gain) on sale of assets	(41)	(561)	(58)	(654)

Income from operations	37,181	35,522	83,009	105,694

Income (loss) in equity method investment, before tax	–	(59)	–	(33)
Interest income, net	579	1,370	2,213	4,168
Income before taxes	37,760	36,833	85,222	109,829

Provision for income taxes	14,398	14,186	33,126	41,574
Net income	$23,362	$22,647	$52,096	$68,255

Net income per share:
Basic	$0.48	$0.47	$1.07	$1.41
Diluted	0.48	0.46	1.06	1.40

Cash dividend declared per common share	$0.10	$0.10	$0.30	$0.30

Weighted average shares outstanding:
Basic	48,612	48,500	48,593	48,449
Diluted	48,946	48,979	48,939	48,923

Other data:
Depreciation and amortization	$7,627	$6,783	$22,634	$21,616
Pre-tax stock compensation expense	859	1,450	2,715	4,614

The Company’s financial position as of September 30, 2008 and 2007, and December 31, 2007 (unaudited), is as follows:

	September 30,		December 31,
(Amounts in thousands)	2008	2007	2007
Cash and short-term investments	$163,857	$156,928	$186,142
Trade accounts receivable, net	125,875	126,588	88,340
Inventories	251,647	221,318	218,342
Assets held for sale	8,429	9,704	9,677
Other current assets	18,936	19,311	20,376
Total current assets	568,744	533,849	522,877

Property, plant and equipment, net	195,062	197,096	198,117
Goodwill	75,799	67,576	57,418
Other noncurrent assets	39,096	38,347	39,267
Total assets	$878,701	$836,868	$817,679

Trade accounts payable	$46,113	$38,054	$27,226
Line of credit and current portion of long-term debt	629	772	1,029
Other current liabilities	65,460	64,976	56,084
Total current liabilities	112,202	103,802	84,339

Long-term debt	–	–	–
Other long-term liabilities	10,607	9,552	9,940
Stockholders’ equity	755,892	723,514	723,400
Total liabilities and stockholders’ equity	$878,701	$836,868	$817,679

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.